INTERIM INVESTMENT ADVISORY AGREEMENT

                            (The Bradford Money Fund)


         AGREEMENT made as of June 9, 2000, between THE BRADFORD FUNDS, INC., a Maryland corporation (herein called the "Company"), and BRADFORD CAPITAL MANAGEMENT, LTD., a Tennessee limited partnership (herein called the "Investment Adviser").

         WHEREAS, the Company is registered as an open-end diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and presently offers shares representing interests in one investment portfolio, namely The Bradford Money Fund (the "Portfolio"); and

         WHEREAS, the Company's capital stock, par value $.001 per share (the "Shares"), may be classified into classes, and the Shares representing interests in the Portfolio have been designated the only class of shares; and

         WHEREAS, the Company and the Investment Adviser are parties to an Investment Advisory Agreement dated as of January 12, 1989 (the "Previous Contract"), which has been approved by a majority of the Portfolio's outstanding voting securities; and

         WHEREAS, the Investment Adviser is a subsidiary of J.C. Bradford & Co., LLC, a Tennessee limited liability company that is being acquired by a merger (the "Merger") with a wholly-owned subsidiary of Paine Webber Group Inc., whereby upon the effective date and time (the "Effective Time") of the Merger, the Previous Contract will automatically terminate pursuant to Section 11 thereof; and

         WHEREAS, the Company desires to continue to retain the Investment Adviser on an interim basis pursuant to Securities and Exchange Commission ("SEC") Rule 15a-4(b)(2) to render investment advisory services with respect to the Portfolio, and the Investment Adviser is willing to so render such services; and

         WHEREAS, the Company's Board of Directors, including a majority of directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement, have determined at a duly called and held meeting at which a quorum was present in person that (i) the scope and quality of the services to be provided under this Agreement are at least equivalent to the scope and quality of services provided under the Company's Previous Contract, (ii) the compensation that may be earned under this Agreement is no greater than the compensation the Investment Adviser would have received under the Company's Previous Contract and (iii) this Agreement in all respects complies with the provisions of Commission Rule 15a-4(b)(2) under the 1940 Act.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Company hereby appoints the Investment Adviser to act as investment adviser to the Company for the Portfolio for the Interim Period (as defined in Section 11) and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Company may appoint the Investment Adviser to act as investment adviser to additional portfolios, effective upon approval of the initial shareholder(s) of such portfolios and the Investment Adviser's acceptance of such appointment, either upon the same terms and conditions herein set forth or upon such other terms and conditions as shall be agreed upon by the Company and the Investment Adviser.

     2. DELIVERY OF DOCUMENTS. The Company has furnished the Investment Adviser with copies, properly certified or authenticated, of each of the following:

     (a) Articles of Incorporation of the Company filed with the Secretary of State of Maryland on October 25, 1988, together with any amendments thereto or articles supplementary thereto (such Articles of Incorporation as presently in effect and as they shall from time to time be amended, herein called the "Articles of Incorporation");

     (b) By-Laws of the Company (such By-Laws, as presently in effect and as they shall from time to time be amended, herein called the "By-Laws");

     (c) Resolutions of the Board of Directors of the Company, including a majority of directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement, authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement;

     (d) A copy of the Distribution Agreement between the Company and J.C. Bradford & Co. LLC (the "Distributor") relating to Shares representing interests in the Portfolio and the form of each sales agreement, if any, for broker-dealers participating in the distribution of Shares representing interests in the Portfolio ("Participating Dealers");

     (e) The Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act relating to Shares representing interests in the Portfolio;

     (f) Each Transfer Agency Agreement and Custodian Agreement, if any, relating to the Portfolio;

     (g) Each Administrative Services Agreement, if any, relating to the Portfolio (the "Administration Agreement");

     (h) Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the SEC on October 26, 1988 and all amendments thereto;

     (i) The Registration Statement of the Company on Form N-1A under the Securities Act of 1933 (the "1933 Act") and under the 1940 Act (File Nos. 33-25137 and 811-5682) filed with the SEC on October 26, 1988 relating to Shares, and all amendments thereto (the "Registration Statement"); and

     (j) Each Prospectus relating to Shares representing interests in the Portfolio in effect under the 1933 Act (such prospectuses, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the "Prospectuses").

         The Company will furnish the Investment Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

     3. MANAGEMENT OF THE PORTFOLIO. Subject to the authority of the Board of Directors of the Company, the Investment Adviser will provide investment advice for the assets of the Portfolio, including (i) the provision of a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio, (ii) the determination from time to time of what securities and other investments will be purchased, retained or sold by the Company for the Portfolio, (iii) the placement of orders for all purchases and sales made for the Portfolio, and (iv) coordination of contractual relationships and communications between the Company and its contractual service providers. The Investment Adviser will provide the services rendered by it hereunder in accordance with the investment objectives, restrictions and policies of the Portfolio as stated in the applicable Prospectus and the applicable statement of additional information contained in the Registration Statement. The Investment Adviser further agrees that it will maintain all books and records with respect to the securities transactions of the Portfolio and will render to the Company's Board of Directors such periodic and special reports as the Board may request.

     4. PORTFOLIO TRANSACTIONS. (a) The Investment Adviser may place orders for portfolio transactions either directly with the issuer or with any broker or dealer (including any bank acting in such capacity). In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain the best net price and the most favorable execution of its orders in light of the overall quality of brokerage and research services provided. In placing orders with such broker or dealer, the Investment Adviser will consider the experience and skill of the firm's securities traders and the firm's financial responsibility and administrative efficiency.

     (b) The Investment Adviser is authorized to place orders for the purchase or sale of securities for the account of the Portfolio with a broker or dealer which is an affiliated person of the Investment Adviser, who may receive and retain compensation in connection therewith, provided that (i) such compensation does not exceed the amount permitted under Section 17(e) of the 1940 Act and the rules and regulations thereunder, and (ii) no part of such compensation is paid for the research services referred to in subparagraph (c) below.

     (c) The Investment Adviser is authorized, to the fullest extent now and hereafter permitted by law, to cause the Portfolio to pay a member of a securities exchange, broker, or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if the Investment Adviser determines in good faith that such amount of commission is reasonable in relation to the overall quality of the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker, or dealer, viewed in terms either of that particular transaction or the overall responsibilities of the Investment Adviser with respect to the accounts as to which the Investment Adviser exercises investment discretion (within the meaning of Section 3(a)(35) of the Securities Exchange Act of 1934).

     5. INTEREST IN SHARES. The Investment Adviser shall not take, and shall not permit any of its partners, officers or employees to take, a long or short position in the Shares representing interests in the Portfolio, except for the purchase of Shares representing interests in the Portfolio for investment purposes at the same price as that available to the public at the time of purchase.

     6. SERVICES NOT EXCLUSIVE. The investment advisory services rendered by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others (including other portfolios of the Company) so long as its services under this Agreement are not impaired thereby. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and assumes no responsibility under this Agreement other than to render the services called for hereunder.

     7. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that any and all records which it maintains for the Portfolio are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 those records required to be maintained by Rule 31a-1 which the Investment Adviser will maintain pursuant to this Agreement.

     8. EXPENSES. (a) During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with the performance of its duties under this Agreement. In addition, the Investment Adviser, at its own expense and without reimbursement from the Company or the Portfolio, shall furnish office space, equipment and personnel (other than the services of directors of the Company who are not affiliated persons of the Investment Adviser as defined in the 1940 Act), for managing the assets of and placing portfolio transactions for the Portfolio.

     (b) The Portfolio shall bear all expenses of its operations not borne by the Investment Adviser hereunder, and shall reimburse the Investment Adviser for any such other expenses initially incurred by it, including, without limitation, organizational costs, fees paid to the Investment Adviser and administrator, fees and expenses of directors who are not affiliated with the Investment Adviser or Distributor, taxes, interest, legal fees, custodian and transfer agency fees, auditing fees, brokerage fees and commissions, fees and expenses of registering and qualifying the Portfolio and its Shares for distribution under federal and state securities laws, expenses of preparing, printing and distributing prospectuses and statements of additional information annually to existing shareholders, the expense of reports to shareholders, shareholders' meetings and proxy solicitations, fidelity bond and directors and officers liability insurance premiums, distribution expenses pursuant to any Rule 12b-1 plan, and other expenses which are not expressly assumed by the Investment Adviser under this Agreement.

     (c) Notwithstanding the foregoing provisions, the Investment Adviser may, in its sole and absolute discretion, from time to time waive any portion of the compensation payable to it hereunder or agree to reimburse the Portfolio for a portion of the expenses of its operations, and any such waiver or agreement shall not be deemed an amendment to this Agreement. In addition, if the expenses borne by the Portfolio in any fiscal year, including the Investment Adviser's compensation but excluding certain expenses such as interest, taxes, brokerage fees and commissions and extraordinary expenses, exceed the most restrictive applicable expense limitations imposed by the securities regulations of any state in which the Shares representing interests in the Portfolio are registered or qualified for sale to the public, the Investment Adviser shall reimburse the Portfolio for any excess up to the amount of the fees payable by the Portfolio for any excess up to the amount of the fees payable by the Portfolio to it during such fiscal year pursuant to Paragraph 9 hereof; provided, however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Portfolio for such excess expenses regardless of the amount of such fees payable to it during such fiscal year to the extent that the securities regulations of any state in which such Shares are registered or qualified for sale so require.

     9. COMPENSATION. (a) For the services provided and the expenses assumed pursuant to this Agreement with respect to the Portfolio, the Company will pay the Investment Adviser from the assets of the Portfolio and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the following annual rate: .40% of the first $500 million of the Portfolio's daily net assets and .35% of daily net assets in excess of $500 million. This fee will be computed based on the net asset value of the Portfolio on each day of each month and the fee payable for a given month will be payable on the first business day of the following month.

     (b) The fee attributable to the Portfolio shall be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Company.

     (c) The fee earned by the Investment Adviser under this Agreement will be held in an interest-bearing escrow account with the Portfolio's custodian, State Street-Kansas City. If a majority of the Portfolio's outstanding voting securities approve a new investment advisory agreement with the Investment Adviser by the end of the Interim Period, the amount in such escrow account (including interest earned) will be paid to the Investment Adviser. If a majority of the Portfolio's outstanding voting securities do not approve a new investment advisory agreement with the Investment Adviser, the Investment Adviser will be paid, out of the escrow account, the lesser of (i) any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned).

     10. LIMITATION OF LIABILITY OF THE INVESTMENT ADVISER. The Investment Adviser shall not be liable for any error of judgment, or act or omission, or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     11. DURATION AND TERMINATION. This Agreement shall become effective with respect to the Portfolio as of the Effective Time and, unless sooner terminated as provided herein, shall continue with respect to the Portfolio until the earlier of 150 days following the Effective Time or upon approval of a new investment advisory agreement by vote of a majority of the outstanding voting securities of the Portfolio (the "Interim Period"). Notwithstanding the foregoing provisions, this Agreement may be terminated with respect to the Portfolio by the Company at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio, on not more than 10 days written notice to the Investment Adviser or by the Investment Adviser at any time, without payment of any penalty, on 60 days' written notice to the Company. This Agreement will automatically terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

     12. NAME. The Company hereby acknowledges that the name "Bradford" is a property right of the Investment Adviser. The Investment Adviser agrees that the Company and the Portfolio may, so long as this Agreement remains in effect, use "Bradford" as part of its name. The Investment Adviser may permit other persons, firms or corporations, including other investment companies, to use such name and may, upon termination of this Agreement, require the Company and the Portfolio to refrain from using the name "Bradford" in any form or combination in its name or in its business or in the name of any of its portfolios, and the Company shall, as soon as practicable following its receipt of any such request from the Investment Adviser, so refrain from using such name.

     13. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Portfolio shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Portfolio.

     14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the State of Tennessee.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                           THE BRADFORD FUNDS, INC.




                           By: /s/ Allan L. Erb
                                  President



                           BRADFORD CAPITAL MANAGEMENT,
                           LTD., a Tennessee limited partnership

                           By:  J.C.B. FINANCIAL SERVICES,
                                INC., its General Partner



                           By: /s/ Randall R. Harness
                                  Treasurer